As filed with the Securities and Exchange Commission on March 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland 011-41-22-716-9800	Not applicable
(Address of Principal Executive Offices)	(ZIP Code)

Inducement Share Option Award

Inducement Restricted Share Unit Award

Inducement Performance-Based Restricted Share Unit Award

(Full Title of the Plan)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-8820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares of no par value
— Inducement Share Option Award to Manuel Mendez	831,590 shares(2)	$3.72(3)	$3,093,514(3)	$337.50
— Inducement Restricted Share Unit Award to Manuel Mendez	1,035,088 shares(2)	$3.72(3)	$3,850,527(3)	$420.10
— Inducement Performance-Based Restricted Share Unit Award to Manuel Mendez	263,158 shares(2)	$3.72(3)	$978,948(3)	$106.80
TOTAL	2,129,836 shares	—	$7,922,989	$864.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of no par value (“Ordinary Shares”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

The number of Ordinary Shares underlying options to purchase Ordinary Shares or issuable upon the vesting and settlement of restricted share unit awards (performance and non-performance) granted to Mr. Mendez has been estimated for the purpose of calculating the registration fee and has been determined based in part upon recent trading activity of the Ordinary Shares of Quotient Limited (the “Registrant”) reported on the Nasdaq Global Market. The actual number of such Ordinary Shares will be determined on the actual grant date of the awards. The Ordinary Shares referenced in this footnote (2) will be granted as an inducement material to his acceptance of employment with the Registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act based upon the average of the high and low sales prices of the Ordinary Shares reported on The Nasdaq Global Market on March 25, 2021.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Quotient Limited (the “Registrant”) for the purpose of registering ordinary shares of no par value of the Registrant (the “Ordinary Shares”) that may be issued upon the following:

•

the vesting and settlement of restricted share units (the “RSUs”) having a grant date fair value of $3,333,333 (the “Sign-On RSUs”) and the exercise of share options having a grant date fair value of $1,666,667 (the “Sign-On Share Options”); and

•

the vesting and settlement of RSUs having a grant date fair value of $600,000 (the “First Annual RSUs”) and performance-based restricted share units having a grant date fair value of $1,000,000 (the “First Annual PSUs”), and the exercise of share options having a grant date fair value of $400,000 (the “First Annual Share Options”).

The RSUs, share options and PSUs will vest as following:

•	The Sign-On RSUs will vest in three years, with 50% vesting on the first anniversary of the date of grant, and 25% vesting on each of the second and third anniversaries of the date of grant.

•	The Sign-On Share Options, the First Annual RSUs and the First Annual Share Options will vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

•

The First Annual PSUs will vest on the third anniversary of the date of grant up to a maximum of 150% of the target fair market value of the First Annual PSUs, based on the level of achievement of specific performance criteria.

The Sign-On RSUs, Sign-On Share Options, First Annual RSUs, First Annual Share Options and First Annual PSUs were all issued outside of the Registrant’s 2014 Stock Incentive Plan, were approved by the board of directors of the Registrant (the “Board”) and the Remuneration Committee of the Board and issued pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4), as an inducement that is material to Mr. Mendez’s entering into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Quotient Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this registration statement:

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on June 12, 2020 pursuant to Section 13 of the Exchange Act;

•

The Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020, September  30, 2020 and December 31, 2020 filed with the SEC on August 6, 2020, November 6, 2020 and February 4, 2021, respectively;

•

The Current Reports on Form  8-K filed with the SEC on July  23, 2020, September  8, 2020 (but only with respect to Items 1.01 and 8.01 and Exhibits 10.1, 99.2 , 99.3 and 99.4 thereto), September 14, 2020 and November 2, 2020 (SEC Accession No. 0001564590-20-049411), November  24, 2020, December  22, 2020 (but only with respect to Item 5.02), March  1, 2021, March  8, 2021 (but only with respect to Item 8.01 and Exhibits 4.1 and 4.2 thereto) and March 12, 2021;

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on July 27, 2020 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended March 31, 2020); and

•

The description of our ordinary shares contained in Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 12, 2020, which updated the description thereof contained in our Amendment No. 3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Exchange Act.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We have entered into indemnification agreements with our directors and certain of our officers which may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than with respect to claims where they are determined to have breached their fiduciary duties to us), and to advance their expenses, including legal expenses, incurred as a result of any investigation, suit or other proceeding against them as to which they could be indemnified. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If we were to incur a loss in connection with these arrangements, it could affect our business, operating results and financial condition.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Ordinary Shares Certificate (Filed as Exhibit 4.1 of Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-194390) on April 14, 2014 and incorporated herein by reference).

4.2*	Form of Performance-Based Restricted Share Unit Award Agreement

5.1*	Opinion of Carey Olsen Jersey LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Carey Olsen Jersey LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016, further amended and restated on October 31, 2018, and further amended and restated on October 29, 2020 (incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Eysins, Switzerland on March 30, 2021.

QUOTIENT LIMITED

By:	/s/ FRANZ WALT
	Name:	Franz Walt
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Franz Walt, Peter Buhler and Vittoria Bonasso and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ FRANZ WALT	Chief Executive Officer and Director	March 30, 2021
Franz Walt	(Principal Executive Officer)

/s/ PETER BUHLER	Chief Financial Officer	March 30, 2021
Peter Buhler	(Principal Financial Officer and Principal Accounting Officer)
/s/ ISABELLE BUCKLE	Director	March 30, 2021
Isabelle Buckle

/s/ FREDERICK HALLSWORTH	Director	March 30, 2021
Frederick Hallsworth

/s/ CATHERINE LARUE	Director	March 30, 2021
Catherine Larue

/s/ BRIAN MCDONOUGH	Director	March 30, 2021
Brian McDonough

/s/ ZUBEEN SHROFF	Director	March 30, 2021
Zubeen Shroff

/s/ HEINO VON PRONDZYNSKI	Director	March 30, 2021
Heino von Prondzynski

/s/ JOHN WILKERSON	Director	March 30, 2021
John Wilkerson

/s/ JEREMY STACKAWITZ	Authorized Representative in the United States	March 30, 2021
Jeremy Stackawitz